Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements Nos. 333-229894, 333-223246, 333-216362, 333-209783, 333-205958, 333-202402, 333-194281, 333-186921, 333-179751, 333-175985, 333-172459 and 333-163367 on Form S-8 and Registration Statement No. 333-253341 on Form S-3 of our reports dated February 25, 2022, relating to the financial statements of Fortinet, Inc. and the effectiveness of the Fortinet, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2021.

/s/ DELOITTE & TOUCHE LLP

San Jose, California
February 25, 2022